Exhibit 99.1

West Corporation	AT THE COMPANY:
11808 Miracle Hills Drive	David Pleiss
Omaha, NE 68154	Investor Relations
(402) 963-1500
dmpleiss@west.com

West Corporation Announces Closing of Secondary Offering of

Common Stock and Share Repurchase

OMAHA, NE, June 24, 2015 – West Corporation (Nasdaq:WSTC) today announced the closing of the previously announced underwritten public offering of 7,000,000 shares of common stock by certain of its existing stockholders at a public offering price of $30.75 per share. The underwriter of the offering has a 30-day option to purchase up to an additional 1,050,000 shares of common stock from the selling stockholders at the public offering price, less underwriting discounts and commissions.

All of the shares of common stock in the offering were sold by investors related to Thomas H. Lee Partners, L.P. and Quadrangle Group LLC. Neither the Company nor the Company’s management sold any shares of common stock in the offering, and the Company did not receive any proceeds from the offering by the selling stockholders.

In addition, the Company repurchased 1,000,000 shares of common stock from the selling stockholders in a private transaction, concurrently with the closing of the offering. The shares were repurchased at a price of $30.36 per share, for an aggregate purchase price of $30,360,000.

The underwriter of the offering was Morgan Stanley.

A shelf registration statement (including prospectus) relating to these securities was filed and became effective with the Securities and Exchange Commission (the “SEC”) on March 9, 2015. Information about the offering is available in the prospectus supplement filed with the SEC on June 22, 2015. Copies of the prospectus supplement and the accompanying prospectus relating to the offering may be obtained by contacting Morgan Stanley & Co. LLC, Attn: Prospectus Department: 180 Varick Street, 2nd Floor, New York, NY 10014, by telephone at (866) 718-1649 or by emailing prospectus@morganstanley.com.

The offering of these securities is being made solely by means of a prospectus supplement and the accompanying prospectus. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of any securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About West Corporation

West Corporation (Nasdaq:WSTC) is a global provider of communication and network infrastructure solutions. West helps manage or support essential enterprise communications with services that include unified communication services, public safety services, interactive services such as automated notifications, carrier services and agent services.

For over 25 years, West has provided reliable, high-quality, voice and data services. West serves clients in a variety of industries including telecommunications, retail, financial services, public safety, technology and healthcare. West has a global organization with sales and operations in the United States, Canada, Europe, the Middle East, Asia Pacific and Latin America. For more information on West Corporation, please call 1-800-841-9000 or visit www.west.com.

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